Exhibit 99.1

Zoomcar Announces Completion of Warrant Exchange Offer

Approximately 6.03 million Existing Warrants exchanged for approximately 317.7 million shares of Common Stock

Bengaluru, India, August 31, 2026 /PRNewswire/ — Zoomcar Holdings, Inc. (OTCQB: ZCAR) (the “Company”), the leading peer-to-peer self-drive car-sharing marketplace in India, today announced the completion of its previously announced offer to exchange certain outstanding warrants for shares of its common stock, par value $0.0001 per share (“Common Stock”) (the “Offer to Exchange”).

The Offer to Exchange, which commenced on January 23, 2026, expired at 5:00 p.m., Eastern Time, on August 14, 2026 (the “Expiration Date”). Based on the certification of Vinyl Equity, Inc., the exchange agent for the Offer to Exchange, an aggregate of 832 letters of transmittal representing 6,029,194 Existing Warrants were validly tendered and not withdrawn as of the Expiration Date, representing approximately 63% of the Existing Warrants outstanding immediately prior to expiration. The Company accepted all such warrants for exchange and will issue an aggregate of 317,683,180 shares of Common Stock in accordance with the exchange ratios described in the Offer to Exchange.

Results by Warrant Class

Class of Warrant	Number Tendered and Accepted	Shares of Common Stock Issuable
Common Warrants & 2026 Common Warrants	12,876	257,520,000
Series A Warrants	1,000,417	10,004,170
Series B Warrants	198,326	1,983,260
Pre-Funded Warrants	4,651,938	46,519,380
Bridge Placement Agent Warrants	5,297	52,970
Placement Agent Warrants (1)	160,340	1,603,400
Total	6,029,194	317,683,180

(1)	Includes the entire outstanding amount of (i) 53,447 Placement Agent Common Stock Purchase Warrants issued to the placement agent in connection with the Company’s private placement dated November 5, 2024 (the “Placement Agent Warrants”) and (ii) 106,893 Series A Placement Agent Warrants issued to the placement agent in connection with the same private placement (the “Series A Placement Agent Warrants”).

Existing Warrants not tendered in the Offer to Exchange remain outstanding in accordance with their original terms. All Existing Warrants accepted for exchange will be retired and canceled upon issuance of the corresponding shares. As of the date of this press release, no shares of Common Stock have been issued pursuant to the Offer to Exchange. As a condition to receiving shares of Common Stock in the Offer to Exchange, each participating holder executed a lock-up agreement in favor of the Company restricting transfer of the shares received for a period of twelve to eighteen months following the Expiration Date, as described in the Offer to Exchange.

Securities Act Status

This press release is for informational purposes only. The Offer to Exchange has expired. The shares of Common Stock issuable in the Offer to Exchange have not been registered under the Securities Act of 1933, as amended, and will be issued as restricted securities in reliance on the exemption from registration provided by Section 3(a)(9) thereof.

About Zoomcar

Founded in 2013, Zoomcar (OTCQB: ZCAR) is India's leading peer-to-peer car-sharing marketplace, connecting vehicle owners (“Hosts”) with customers (“Guests”) seeking flexible and affordable mobility solutions. Zoomcar operates an asset-light platform model and serves millions of users across India.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the effects of the completed Offer to Exchange on the Company's capital structure, warrant overhang, and financing and capital markets objectives. These statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including the risks described in the Company's filings with the SEC. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.